Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: November 5, 2010

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

Heritage Bank Acquires Pierce Commercial Bank

Olympia, WA, November 5, 2010/ PRNewswire/ — Heritage Financial Corporation (“Company”) (Nasdaq: HFWA) announced that its subsidiary, Heritage Bank, has acquired the banking operations of Pierce Commercial Bank located in Tacoma, Washington. Pierce Commercial Bank was closed today by the Washington Department of Financial Institutions, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with Heritage Bank to assume the banking operations of Pierce Commercial Bank. No holding company assets or liabilities were acquired by Heritage Bank in the transaction.

“The entire Heritage Bank team welcomes the customers and employees of Pierce Commercial Bank and we look forward to the synergies we believe this acquisition brings to the community,” said Brian L. Vance, President and Chief Executive Officer, Heritage Financial Corporation. “We want to assure depositors that they will be banking with a strong, local financial institution that is well established in the Pierce County market. We also want to reassure all customers of Pierce Commercial that they will continue to conduct business as usual with their banking associates with whom they have built relationships.”

Heritage Bank participated in a competitive bid process with the FDIC. The FDIC and Heritage Bank entered into a whole bank without loss share transaction. As of September 30, 2010, Pierce Commercial Bank had approximately $221.1 million in total assets and $193.5 million in total deposits. The accepted bid included a 1% deposit premium (excluding brokered and market place deposits) and an asset discount bid of $41.2 million.

Mr. Vance added, “We are very familiar with the acquired bank, its customers and the Pierce County marketplace, and as a result we are comfortable with a whole bank transaction. We look forward to the opportunities that this acquisition brings to Heritage Bank and are confident that our prudent credit standards and overall culture will integrate nicely with the entire staff and strong, loyal customer base that Pierce Commercial has built.”

Pierce Commercial Bank will open as Heritage Bank during regular business hours on Monday, November 8, 2010. This acquisition increases Heritage Bank’s branch network to 25 locations in Washington and Oregon. Deposits will continue to be insured by the FDIC up to the maximum permitted by law.

Heritage Bank is working closely with Pierce Commercial Bank branch personnel to ensure that customers will be able to conduct business as usual, with full access to deposits, loans, ATM/Debit cards, online banking, automatic bill pay service and other electronic banking services. Checks drawn on Pierce Commercial Bank will continue to be processed. Loan customers should continue to make their payments and conduct business with their lenders as they normally would.

Heritage Bank expects to convert Pierce Commercial Bank’s banking operations to the Heritage Bank brand over the next several months. Heritage Bank representatives are on-site to assist in the transition, address customer needs and begin integrating operations. For additional information, customers can also visit www.HeritageBankWA.com or call the Heritage Bank customer service center at 800-455-6126.